Exhibit 99.1

RE: NN, Inc.
6210 Ardrey Kell Road
Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Paul Taylor	Claire Walsh
VP Marketing & Investor Relations	(General info)
(980) 264-4313	(212) 371-5999

FOR IMMEDIATE RELEASE

August 8, 2018

NN, INC. REPORTS SECOND QUARTER 2018 RESULTS

Charlotte, NC, August 8, 2018 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the second quarter ended June 30, 2018.

Operating Segment Recasting

As previously disclosed in January 2018, NN implemented a new enterprise and management structure and reorganized its businesses into three new segments. In the first quarter of 2018, NN began reporting its financial results based on these segments.

GAAP Results

Net sales for the second quarter of 2018 increased $38.4 million, or 24%, to $196.3 million, compared to $157.9 million for the second quarter of 2017. The increase was driven by sales from acquisitions of $37.2 million and organic sales growth of $3.4 million.

On a GAAP basis, income (loss) from operations for the second quarter of 2018 was $(0.3) million, compared to $12.6 million for the same period in 2017. Net loss on a GAAP basis for second quarter of 2018 was $(24.5 million). This compares to net loss on a GAAP basis of $(21.1 million) in the second quarter of 2017. The second quarter of 2018 included $6.8 million in acquisition costs on a pretax basis and $12.9 million in debt extinguishment costs on a pre-tax basis. The second quarter of 2017 net loss included $39.6 million in debt extinguishment costs on a pretax basis and $5.2 million of income from discontinued operations, net of tax.

On a GAAP basis, income from operations for second quarter 2018 in the Life Sciences segment was $2.0 million, compared to $3.8 million for the same period in 2017.

On a GAAP basis, income from operations for second quarter 2018 in the Mobile Solutions segment was $7.4 million, compared to $10.7 million for the same period in 2017.

On a GAAP basis, income from operations for second quarter 2018 in the Power Solutions segment was $6.0 million, compared to $6.8 million for the same period in 2017.

Adjusted Results

Adjusted income from operations for the second quarter of 2018 was $24.8 million, compared to $19.8 million for the same period in 2017. Adjusted net income increased to $10.5 million, or $0.38 per diluted share, from $8.8 million, or $0.32 per diluted share, for the same period in 2017.

Richard Holder, President and Chief Executive Officer, commented, “During the quarter, we continued to execute on our strategy toward building a balanced diversified industrial company. With the completion of our acquisition of Paragon Medical this quarter, we are now well-positioned to grow all of our businesses organically. Our operating performance in the quarter was consistent with our expectations despite incurring much higher than planned spending on investments in new programs in our Mobile Solutions segment.”

Life Sciences

Net sales for the second quarter of 2018 were $59.2 million, compared to $23.1 million in the second quarter of 2017, an increase of 156% or $36 million. Adjusted income from operations for the quarter was $12.9 million, compared to $6.0 million in 2017.

Mr. Holder commented, “We continued to build upon our momentum in Life Sciences, with the completion of our acquisition of Paragon Medical. With strengthened technical capabilities, expanded products and finished device offerings, and the addition of key talent, Life Sciences is well-positioned for sustained future growth. Our integration efforts related to the acquisition of Paragon Medical remain on track.”

Mobile Solutions

Net sales for the second quarter of 2018 were $88.1 million, compared to $86.7 million in the second quarter of 2017, an increase of 1.6% or $1.4 million. Adjusted income from operations for the quarter decreased $2.5 million to $9.1 million, compared to $11.6 million in the second quarter of 2017.

Mr. Holder commented, “Mobile Solutions had approximately twice the number of sales programs starting-up than normal which led to greater than planned spending within the quarter.”

Power Solutions

Net sales for the second quarter of 2018 were $49.8 million, compared to $48.7 million in the second quarter of 2017, an increase of 2.2% or $1.1 million. Adjusted income from operations for the quarter was $10.8 million, compared to $9.5 million in 2017.

Mr. Holder commented, “Power Solutions continues to show growth primarily through Aerospace and Defense investments. We recently announced investments into state-of-the-art technologies, consistent with NN’s balanced portfolio approach and overall focus on expanding our capabilities in the Electrical and Aerospace end markets.”

The full set of financial guidance for the second quarter of 2018 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call on August 9, 2018 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-877-260-1479 or 1-334-323-0522 Conference ID: 1766392. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share. Each of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share provide supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign-exchange, amortization of intangibles and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income (loss) and adjusted net income (loss) per diluted share to the U.S. GAAP financial measures of income from operations, net income (loss) and net income (loss) per diluted share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 51 facilities in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

Amounts in thousands of dollars, except per share data

	Three Months Ended June 30,
	2018	2017
Net sales	$196,349	$157,947
Cost of sales (exclusive of depreciation and amortization shown separately below)	148,640	114,514
Selling, general and administrative expense	26,641	18,004
Acquisition related costs excluded from selling, general and administrative expense	3,437	—
Depreciation and amortization	16,258	13,051
Other operating expense (income)	74	(270)
Restructuring and integration expense	1,591	6

Income (loss) from operations	(292)	12,624
Interest expense	15,988	12,338
Loss on extinguishment of debt and write-off of debt issuance costs	12,938	39,639
Derivative loss on change in interest rate swap fair value	—	101
Other (income) expense, net	1,887	285

Loss from continuing operations before benefit for income taxes and share of net income from joint venture	(31,105)	(39,721)
Benefit for income taxes	5,947	12,103
Share of net income from joint venture	647	1,244

Loss from continuing operations	(24,511)	(26,374)
Income from discontinued operations, net of tax (Note 2)	—	5,236

Net loss	(24,511)	(21,138)

Basic net loss per share:
Loss from continuing operations per share	$(0.89)	(0.96)
Income from discontinued operations per share	—	0.19

Net loss per share	(0.89)	(0.77)

Weighted average shares outstanding	27,696	27,468

Diluted net loss per share:
Loss from continuing operations per share	$(0.89)	$(0.96)
Income from discontinued operations per share	—	0.19

Net loss per share	$(0.89)	$(0.77)

Weighted average shares outstanding	27,696	27,468

Cash dividends per common share	$0.07	$0.07

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	Three Months Ended
$000s	June 30,
NN, Inc. Consolidated	2018	2017
GAAP income from operations	$(292)	$12,642
Restructuring and integration expense	1,591	6
Acquisition and transition expense	16,477	1,279
Amortization of intangibles	6,978	5,841

Non-GAAP adjusted income from operations (a)	$24,754	$19,768

Non-GAAP adjusted operating margin (1)	12.6%	12.5%
GAAP net sales	$196,349	$157,947

	Three Months Ended
$000s	June 30,
Mobile Solutions	2018	2017
GAAP income from operations	$7,380	$10,688
Restructuring and integration expense	(5)	6
Acquisition and transition expense	844	—
Amortization of intangibles	885	874

Non-GAAP adjusted income from operations (a)	$9,104	$11,568

Share of net income from joint venture	647	1,244
Non-GAAP adjusted income from operations with JV	9,751	12,812
Non-GAAP adjusted operating margin (1)	11.1%	14.8%
GAAP net sales	$88,079	$86,658

	Three Months Ended
$000s	June 30,
Elimination	2018	2017
GAAP net sales	$(703)	$(559)

	Three Months Ended
$000s	June 30,
Power Solutions	2018	2017
GAAP income from operations	$6,000	$6,819
Restructuring and integration expense	—	—
Acquisition and transition expense	1,784	—
Amortization of intangibles	3,000	2,725

Non-GAAP adjusted income from operations (a)	$10,784	$9,544

Non-GAAP adjusted operating margin (1)	21.6%	19.6%
GAAP net sales	$49,820	$48,734

	Three Months Ended
$000s	June 30,
Life Sciences	2018	2017
GAAP income from operations	$2,041	$3,798
Restructuring and integration expense	1,596	—
Acquisition and transition expense	6,149	—
Amortization of intangibles	3,093	2,242

Non-GAAP adjusted income from operations (a)	$12,879	$6,040

Non-GAAP adjusted operating margin (1)	21.8%	26.1%
GAAP net sales	$59,153	$23,114

(1)	Non-GAAP adjusted operating margin = Non-GAAP adjusted income from operations/ GAAP net sales

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net Income (Loss) per Diluted Share

to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended
	June 30,
$000s	2018	2017
GAAP net income (loss)	$(24,511)	$(21,138)
Pre-tax acquisition and transition expense	16,477	1,279
Pre-tax foreign exchange (gain) loss on inter-company loans	2,411	654
Pre-tax restructuring and integration expense	1,591	6
Pre-tax write-off unamortized debt issuance costs	12,938	39,639
Pre-tax gain on change in fair value of interest rate swap	—	101
Pre-tax amortization of intangibles and deferred financing costs	8,317	6,869
Pre-tax interest expense on cash held from divestiture	879	—
Tax effect of adjustment reflected above (c)	(7,598)	(13,419)
Impact due to tax cuts and jobs act	—	—
Income from discontinued operations	—	(5,236)

Non-GAAP adjusted net income (loss) (d)	$10,504	$8,755

	Three Months Ended
	June 30,
Amounts per share, diluted	2018	2017
GAAP net income (loss) per diluted share	$(0.89)	$(0.77)
Pre-tax acquisition and transition expense	0.59	0.05
Pre-tax foreign exchange (gain) loss on inter-company loans	0.09	0.02
Pre-tax restructuring and integration expense	0.06	0.00
Pre-tax write-off unamortized debt issuance costs	0.47	1.44
Pre-tax gain on change in fair value of interest rate swap	—	0.00
Pre-tax amortization of intangibles and deferred financing costs	0.30	0.25
Pre-tax interest expense on cash held from divestiture	0.03	—
Tax effect of adjustment reflected above (c)	(0.27)	(0.49)
Impact due to tax cuts and jobs act	—	—
Income from discontinued operations	—	(0.19)

Non-GAAP adjusted net income (loss) per diluted share (d)	$0.38	$0.32

Weighted average shares outstanding, diluted	27,696	27,468

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past four years, we have completed nine acquisitions, three of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a)

Non-GAAP Adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b)

This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(c)

Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, gains and losses in the fair value of interest rate swaps, estimated interest expense on cash held from divestiture, the impact of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.